UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2008

Bridge Capital Holdings
(Exact name of registrant as specified in its charter)

California	000-50974	80-0123855
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

55 Almaden Boulevard, Suite 200 San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

(408) 423-8500
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

(a) On September 4, 2008, Bridge Capital Holdings (“Company”), parent of Bridge Bank N.A. (“Bank”), restated its previously reported results for the second quarter and six months ended June 30, 2008, primarily to reflect an additional provision to its allowance for credit losses.

The increase in the provision to its allowance for credit losses follows a reassessment of the risks posed by deterioration in national macroeconomic conditions and heightened regulatory scrutiny. As a result of the reassessment, the Company is providing an additional $5.0 million to the allowance for credit losses as of June 30, 2008.

While at present the Company’s core market does not appear to be experiencing the same degree of economic stress as elsewhere in California and other sections of the country, management determined that it was prudent to expand its risk assessment to consider broader macroeconomic conditions that could impact the Company’s core market, regulatory considerations, and other factors. The perspective of bank regulatory agencies, in particular, has the benefit of a broad view of conditions across a wide spectrum of markets, many of which are exhibiting significant economic stress. Therefore, subsequent to filing the second quarter 10-Q, the Company worked closely with its regulators to evaluate its loan administration practices, to implement enhanced lending oversight and to reassess risk in its loan portfolio.

In reassessing risks in the portfolio at June 30, 2008, the Company expanded its stress-testing of the construction and land development portfolio to incorporate an adverse scenario under which the Company’s core market would experience the degree of deterioration in values experienced in other more impacted markets. The additional provision was entirely based upon a conservative risk assessment of these general market factors and does not reflect a change in the Company’s assessment of loss at June 30, 2008 as it relates to nonperforming assets or specifically identified loans in the portfolio.

As a result of the Company’s reassessment of risks noted above, the Company determined that one additional construction loan totaling $1.6 million and two additional land development loans totaling $5.9 million should be included in nonperforming assets as of June 30, 2008. In each case, although the loans were current as of June 30, 2008, uncertainties regarding secondary sources of repayment have resulted in a high degree of dependence on the sale or refinance of the underlying collateral to repay the loans. Recent appraisals of the collateral reflect a weighted average loan to value of 51.0% for these loans and the Company expects to collect all amounts owed. The reclassification of these loans to nonperforming assets did not require additional reserves to the allowance for credit losses.

Finally, the Company charged off approximately $1.7 million of balances that were previously recognized as impairment reserves in the allowance for credit losses at June 30, 2008.

At June 30, 2008 the restated balance of nonperforming assets totaled $28.9 million, or 3.58% of total assets, compared to $15.9 million, or 2.03% of total assets, on March 31, 2008, and $5.3 million, or 0.69% of total assets, on December 31, 2007.

As a result of the restatement, the Company recognized a net loss of $1.3 million (or $0.20 diluted loss per share) for the quarter ended June 30, 2008 rather than net income of $1.6 million (or $0.23 diluted earnings per share), and net income for the first six months of 2008 of $195,000 (or $0.03 diluted earnings per share) rather than $3.1 million (or $0.45 diluted earnings per share) as originally reported. The Company’s and the Bank’s capital ratios remain above minimum well-capitalized standards.

The Company has adopted an action plan to strengthen its loan operations and reduce concentration risk associated with construction and land development in order to meet the challenges of economic conditions. Additionally, the Company anticipates that it will enter into an understanding with its regulators confirming that it will take appropriate steps similar to those in its action plan that already is being implemented.

The Company has filed an amendment to its quarterly report on Form 10-Q for the period ended June 30, 2008 to reflect the foregoing.

(b) On September 4, 2008, the Company issued a press release announcing a restatement of its financial results as of and for the period ended June 30, 2008, to reflect the matters discussed above. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference. Such information shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of our filings, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The exhibit list called for by this item is incorporated by reference to the Exhibit Index filed as part of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 4, 2008

By:	/s/ Thomas A. Sa
Thomas A. Sa Executive Vice President and Chief Financial Officer (Duly Authorized Officer)

Exhibit Index

Exhibit Number	Description
99.1	Press release issued by the Company on September 4, 2008.